Exhibit 11

FORM OF LEGALITY OF SHARES OPINION

FEDERATED INCOME SECURITIES TRUST
5800 CORPORATE DRIVE
PITTSBURGH, PENNSYLVANIA  15237-7010
(800) 836-2211

_______, 2009

The Trustees of
Federated Income Securities Trust
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Ladies and Gentlemen:

Federated Muni and Stock Advantage Fund (the “Fund”), a portfolio of Federated Income Securities Trust, a Massachusetts business trust (“Trust”), proposes to acquire the assets of Federated Stock and California Municipal Bond Fund, a portfolio of the Trust, in exchange for Class A Shares and Class C Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated ________, 2009 (“Agreement”), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended (“N-14 Registration”).

As counsel I have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933, and have participated in the drafting of the N-14 Registration.  Specifically, I have examined and am familiar with the written Declaration of Trust dated May 19, 2000 (“Declaration of Trust”), the By-Laws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion.  I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1.           The Fund is duly organized and validly existing pursuant to the Declaration of Trust.

2.           The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.  Such Shares, when so issued, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application of registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

[NAME]
Assistant Secretary
Federated Income Securities Trust